                                                                      EXHIBIT 12
JDN Realty Corporation
Computation of Ratio of Earnings to Fixed Charges


                                                  Three months ended March 31,
                                                        2000          1999
                                                  -------------   ------------
                                                                   (restated)
Fixed Charges:
     Interest Expense (including
        amortization of deferred debt cost)       $     8,258     $   6,518
     Interest Capitalized                               2,770         1,314
                                                  -------------   ------------
         Total Fixed Charges                      $    11,028     $   7,832
                                                  =============   ============

Earnings:
     Net (loss) before income tax benefit,
       net gain (loss) on real estate sales
       extraordinary items and
       cumalative effect of change in
       accounting principle                       $     7,221     $  11,932
     Fixed Charges                                     11,028         7,832
     Capitalized Interest                              (2,770)       (1,314)
                                                  =============   ============
         Total Earnings                           $    15,479     $  18,450
                                                  =============   ============
Ratio of Earnings to Fixed Charges                       1.40          2.36